Exhibit 8.1

Chapman and Cutler LLP

320 South Canal Street

Chicago, IL 60606

April [ ], 2024

Volatility Shares LLC

Sponsor to VS Trust

2000 PGA Boulevard, Suite 4440

Palm Beach Gardens, Florida 33408

Re:	Form of Publicly Traded Partnership Tax Opinion for the Funds in VS Trust.

Ladies and Gentlemen:

We have acted as your counsel in connection with the preparation and filing with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”), of the registration statement on Form S-1 (Registration No. 333-248430) initially filed with the Commission on March 28, 2024, including any amendments thereto, the prospectus contained therein (“Prospectus”) and all documents incorporated and deemed to be incorporated by reference therein (each, a “Registration Statement”), of -1x Short VIX Futures ETF (SVIX), and 2x Long VIX Futures ETF (UVIX) (each, a “Fund” and collectively, the “Funds”), each a series of the VS Trust (the “Trust”), a Delaware statutory trust organized on October 24, 2019.

We have reviewed such documents, questions of law and fact and other matters as we have deemed pertinent for the purpose of this opinion. Based upon the foregoing, we hereby confirm our opinion contained under the heading “Material U.S. Federal Income Tax Considerations” in the Prospectus that each Fund will be classified as a partnership for U.S. federal income tax purposes.

We also advise you that the tax discussion under the captions “Summary – Important Tax Information,” “Risk Factors,” and “Material U.S. Federal Income Tax Considerations” in the Prospectus correctly describes the material aspects of the U.S. federal income tax treatment to a United States individual taxpayer, as of the date hereof, of an investment in any of the Funds.

Our opinion represents our best legal judgment with respect to the proper U.S. federal income tax treatment of each Fund and United States individual taxpayers investing in any such Fund, based on the materials reviewed. Our opinion assumes the accuracy of the facts as represented in documents reviewed or as described to us and could be affected if any of the facts as so represented or described are inaccurate. For purposes of our opinion, we have expressly relied on the representations made to us by officers of the managing owner of each Fund, which we have assumed are correct and complete in all respects.

Our opinion is based on the Internal Revenue Code of 1986, as amended, the Treasury

Regulations thereunder, administrative interpretations, and judicial precedents as of the date hereof. If there is any subsequent change in the applicable law or regulations, if there are subsequently any new applicable administrative or judicial interpretations of the law or regulations, or if there are any changes in the facts or circumstances, our opinion expressed may become inapplicable. It is possible that any such change could be retroactive in its application to the Funds.

We hereby consent to the filing of our opinion as Exhibit 8.1 to the Registration Statement and to the use our firm name under the caption “Material U.S. Federal Income Tax Considerations” of the Prospectus in the Registration Statement. In giving this consent, we do not hereby admit that we come within the category of person whose consent is required under Section 7 of the Securities Act, or the rules and regulations of the Commission thereunder.

Very truly yours,